Land S/N: T204-0124

Shenzhen Land Use Right Transfer Contract

SLC No. (2011) 8027

I.	Parties to the Contract

Transferor:	Shenzhen Urban Planning and Land Resources Committee, 2nd Management Bureau (Hereinafter, “Party A”)

Legal Representative: SONG Yan Position: Bureau Chief

Address: 10138 Shennan Boulevard, Nanshan District, Shenzhen City

Telephone: 26978183

Transferee: Comtech Communication Technology (Shenzhen) Co., Ltd.

Legal Representative: CHEN Jianxiong Position: ______________

Address:	Suite C1001 and Suite C1003, Skyworth Building High-Tech Industrial Park, South Zone, Nanshan District, Shenzhen (Hereinafter, “Party B”)

Telephone: ______________

II.	The following Contract is entered into pursuant to the State laws and statutes and Shenzhen’s relevant regulations.

III.	Party A transfers to Party B the land use right to a parcel of land; the ownership of the said parcel of land belongs to the State. The underground natural resources and the buried items underneath the parcel of land are not included in the transfer.

IV.	On the date of executing this Contract, Party A shall transfer the land use right to a parcel of land of 6687.04 square meters (see the red-lined area in the attached map; the parcel of land S/N is T204-0124) to Party B, and Party B has no objection to the current condition of the aforementioned parcel of land. Upon execution of this Contract, the parcel of land shall be considered to have been delivered by Party A to Party B.

V.	The term of the land use right to the parcel of land is fifty years, starting from August 18, 2011 to August 17, 2061.

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VI.	The total consideration for the transfer of the land use right to the parcel of land is RMB Nineteen Million Three Hundred and Seven Thousand and Seven Hundred (¥19,307,700.00). Of the total amount, the transfer payment is RMB Two Million Eight Hundred Ninety-Six Thousand and One Hundred Fifty-Five (¥2,896,155), land development payment is RMB Six Hundred Sixty-Eight Thousand and Seven Hundred and Four (¥668,704.00), and municipal supporting facility payment is RMB Fifteen Million Seven Hundred Forty-Two Thousand and Eight Hundred Forty-One (¥15,742,841.00).

VII.	The land use purpose is industrial land.

VIII.	The nature of the land is commercial real estate.

IX.	Requirements for the use of the parcel of land:

(1)	The nature of the main building: research and development, production building
(2)	Building coverage ratio: =<50%
(3)	Floor area ratio: =<3.7
(4)	Distance between buildings: in compliance with “Shenzhen Urban Planning Criteria and Building Code” and other standards
(5)	Height or number of levels of the building: 50 meters
(6)	The total construction area included in the floor area ratio shall not exceed 24,750 square meters, of which the area for R&D and production is 23,250 square meters and the area for cafeteria is 1,500 square meters.

The underground garage, equipment rooms, fire facilities and public passage ways are not included in the floor area ratio

(7)	Requirements for overall layout and building red-lining:
(7.1)	Building red-lining requirement: east side >=12 meters and other sides >=6 meters;
(7.2)	The building adopts the half-enclosed peripheral layout, with the inner courtyard open on the east side and an arcade of 5-meter in height and 3-meter in width along the inner sides of the courtyard;
(7.3)	It should be considered to set aside pass-through entrances connecting neighboring underground garages on the east and south sides of the underground garage;
(7.4)	A passage way of 6-meter in width for public vehicles must be set aside on the east side of the land;
(7.5)	Green area ratio >=30%
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(7.6)	Other features must be in compliance with “Shenzhen Urban Planning Criteria and Building Code” and “Gaoxin District Sixth Reclamation Zone Comprehensive Blueprint and Urban Design Control Map”.
(8)	167 parking spaces for motor vehicles; other specific requirements for municipal facilities must follow those of the planning approval.
(9)	Business permitted and other building requirements:
(9.1)	The type of the permitted business is embedded application software service;
(9.2)	The proposed project must be recognized as the major project by the city (within valid period);
(9.3)	Total investment for the project must not be less than RMB 500 million, the source of the fund must be clear, and its own fund must not be less than 30% of the total investment amount;
(9.4)	The proposed project must satisfy the relevant criteria of the State’s and Shenzhen’s industrial project construction land control standards for the corresponding industry and the relevant provisions of “Shenzhen High-Tech Industry High-Tech Project Land Use Qualification Review and Management Method”;
(9.5)	The proposed project must be recognized as a high-tech project by the city;
(9.6)	An environmental impact assessment must be conducted and approval by the environmental protection agency must be obtained before the commencement of the project construction to ensure that the construction of the project is in compliance with environmental protection standards.

X.	Party A and Party B agree, after consultation, that Party B shall pay to Party A the total transfer consideration specified herein in one sum within 5 business days upon execution of this Contract.

XI.	Party B agrees that, if Party B fails to pay in full the transfer consideration within the term specified herein, Party A can terminate the transfer contract and reclaim the land use right. The security deposit already paid by Party B will not be returned. Party A will claim the ownership of the building and structures attached thereto already under construction without compensation, and Party A may also demand Party B to pay a default penalty in the amount equal to 20% of the transfer consideration.

If Party B’s use of the land is delayed due to Party A’s fault, Party A must bear responsibility to compensate Party B for all the resulting economic loss.

XII.	Party B must also pay, in addition to the transfer consideration to be paid to Party A, the land use taxes annually in accordance with the relevant regulations.

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XIII.	During the period when the parcel of land is used, if Party B fails to pay for the land use taxes in accordance with the relevant regulations, Party A may refuse to process registration of the ownership for the property and buildings in connection with the parcel of land and other procedures or to take other restrictive measures.

XIV.	Party B must comply with the law, statutes and the provisions herein regarding the use of land, use it strictly for the purpose specified, and shall not transfer or lease it without authorization.

Party B’s legal rights and interests will be protected by law, if, during the term of the land use right, Party B transfers, leases, pledges or uses the land use right for other economic activities in accordance with the law, statutes, Shenzhen’s relevant regulations and relevant provisions herein. Party B’s development, use and operation of the parcel of land shall not harm public interests of the society.

XV.	Party B shall not dispose of the land use right by any means before processing the registration of the land use right and receiving “Real Estate Property Ownership Certificate”. If the land use right is transferred in accordance with the law, statutes and relevant provisions herein, it can only be transferred in whole and cannot be divided for transfer.

XVI.	If Party B transfers the land use right or auctions or sells it in an enforcement action ordered by the people’s court, the sub-transferee must meet the following criteria and provide certification documents issued by the relevant qualification review agency at the time of processing transfer registration procedures:

(1)	The permitted business is embedded application software service;
(2)	It is an enterprise legal person registered in Shenzhen; its registered capital (fully paid-in) must not be less than RMB 100 million; its net assets at the end of the previous year must not be less than RMB 200 million; and the income from its main business in the previous year must not be less than RMB 200 million;
(3)	It has been in the embedded application software service business for more than 5 years and its operation condition has been sound; it has executed strategic cooperation agreement and other relevant documents with the world 500 strong enterprises in the embedded application software service area;
(4)	Its proposed project must be recognized as the major project by the city (within valid period);
(5)	The sub-transferee or its controlling shareholder must be a public company listed domestically or overseas;
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(6)	Total investment for the project must not be less than RMB 500 million, the source of the fund must be clear, and its own fund must not be less than 30% of the total investment amount;
(7)	The proposed project must satisfy the relevant criteria of the State’s and Shenzhen’s industrial project construction land control standards for the corresponding industry and the relevant provisions of “Shenzhen High-Tech Industry High-Tech Project Land Use Qualification Review and Management Method”;
(8)	The sub-transferee has received the State or Shenzhen high-tech enterprise certification or the proposed project has been recognized as a Shenzhen high-tech project;

If such transfer must be carried out or due to enforcement action ordered by the people’s court but there is no sub-transferee that satisfies the criteria to receive the transfer, the government shall have the priority right to buy back the land use right and the buildings, structures and supporting facilities on the parcel of land at the cost price minus depreciation; of the buy-back price, the land use price is the price based on the total land price specified herein minus apportioned amount for the actual number of years used by Party B, and the price for the buildings, structures and supporting facilities on the parcel of land is the cost at the completion time of their construction minus depreciation.

XVII.	Upon expiration of the term of the land use right specified herein, Party A will reclaim, without compensation, the land use right to the parcel of land along with the buildings and other supporting structures on the parcel of land. Party B promises to hand over the parcel of land along with the buildings and other supporting structures on it to Party A without compensation prior to August 18, 2061 and process procedures for cancelling the real estate property ownership within 10 days upon expiration of the term; otherwise Party A will turn it over to relevant real estate property registration agency for cancellation.

XVIII.	If, during the course of performing this Contract, Party A needs to notify Party B of certain matters, Party B agrees that Party A send such notification by registered mail to Party B’s address specified herein or by announcement in public media.

XIX.	The “Land Use Right Rules” is a component part of, and has the same legal effect as, this Contract. Party B must adhere to the “Land Use Right Rules”.

XX.	The preparation, validity, interpretation, performance and resolution of dispute are all governed by the law of the People’s Republic of China.

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XXI.	Any dispute arising from the performance of this Contract must be resolved through negotiation between the two parties; if such negotiation fails, the dispute can be submitted to the people’s court.

XXII.	This Contract shall become effective on the day of its execution.

XXIII.	This Contract has one format and six counterparts, with three to Party B and the rest to be delivered by Party A to the relevant agencies.

XXIV.	Other matters not covered herein may be explicitly provided in a separate agreement between the two parties through consultation.

Party A: /s/ Shenzhen Urban Planning and Land Resources Committee,

   2nd Management Bureau

Legal Representative: /s/ SONG Yan

Party B: /s/Comtech Communication Technology (Shenzhen) Co., Ltd.

Authorized Agent: /s/ ZHENG Qiang

Date of Execution: August 18, 2011

Place of Execution: Shenzhen Land Real Estate Exchange Building

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Attachment “Land Use Rules” (with 3 blank tables for listing supporting equipment, public benefit projects and municipal facilities and a copy of the survey map of the parcel of land in transfer [not translated]

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